EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("the Agreement") is made and entered into as of this 3rd day of January, 2005, by and between Association of Volleyball Professionals, Inc. (the "Company") and Bruce Binkow ("Executive").

1. ENGAGEMENT AND DUTIES

1.1 Engagement. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an Officer of the Company with the title and designation of Chief Marketing Officer. Executive shall also serve as a Director of the Company. Executive hereby accepts such engagement and employment.

1.2 Duties and Responsibilities. Executive's duties and responsibilities shall be those which are normally and customarily vested in the Chief Marketing Officer of a corporation, subject to the supervision, direction and control of the Chief Executive Officer ("CEO") of the Company. Executive shall perform such duties and responsibilities as are customarily performed by the Chief Marketing Officer of a company the size and nature of the Company and such other managerial duties and responsibilities with the Company which are appropriate for his position at the Company and such other duties as may be assigned to him by the CEO.

1.3 Focus of Activity. Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Marketing Officer of the Company and agrees to devote his full working time and efforts to the performance of services, duties and responsibilities in connection therewith (other than during periods of illness, disability or vacation). Executive shall devote his entire productive time, ability and attention to the business of the Company while employed pursuant to this Agreement unless otherwise directed by the Board. Executive acknowledges during his employment with the Company, (other than time spent and responsibilities as a board member and principal of Management Plus Enterprises ("MPE")) that Executive will not, without prior approval of the Board of Directors ("Board): (a) render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, (b) engage in any activity competitive or adverse to the Company's business or welfare, whether alone, as a partner, or as an officer, director, executive, shareholder, employee or consultant of any other entity; or (c) undertake planning for the organization of any business activity competitive with the Company or combine or conspire with other employees or representatives of the Company for the purposes of organizing any such competitive business.

1.4 Executive's Representations. Executive represents and warrants that he is free to enter into this Agreement for employment with the Company and that he is not bound by any employment agreement, non-disclosure agreement, non-compensation agreement or any other agreement, documentation or obligations, that may infringe on his ability or in any manner prevent Executive from performing any of the duties that may be required of Executive during the course of his employment with the Company, or that may result in liability to the Company in any matter, action suit or proceeding concerning Executive's former employment with any

former employer and the termination thereof. Executive agrees to indemnify and hold the Company harmless against any and all costs, attorneys' fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or judgments arising out of or in anyway relating to Executive's representatives contained herein.

2. COMPENSATION

2.1 Base Salary. In exchange for the services provided by Executive hereunder, Executive shall receive a "Base Salary" at the annualized rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) less applicable deductions required by State and Federal laws. The Base Salary shall be payable in installments throughout the year in the same manner and at the same time the Company pays other executive officers of the Company ("Executive Officers"). Executive's performance shall be reviewed annually, and the Base Salary shall be increased by the CEO based on the successful achievement of various established Company milestones, such as revenue targets. Such Company milestones or targets shall be determined by the CEO on an annual basis, and, subject to successful completion of said milestones or targets, the Executive's Base Salary shall be increased by the CEO in his discretion but in no event shall the Executive's Base Salary be increased by less than 10% annually.

2.2 Performance Bonus. During the term of this Agreement, the Board shall provide Executive with the opportunity to earn an annual "Performance Bonus" in the range of thirty percent (30%) of Base Salary as incentive for accomplishing pre-specified personal milestones or targets. Executive's right to receive the Performance Bonus shall depend on the Executive successfully achieving such milestones or targets. The Executive's annual Performance Bonus amounts shall be paid in accordance with the successful achievement of established milestones or targets as determined by the CEO. The Performance Bonus shall be fully vested on the last day of the fiscal year in which the Bonus is earned and shall be payable in cash on or within thirty (30) days after such date unless the Executive has elected to defer the receipt of some or all of such Bonus under the Nonqualified Deferred Compensation Plan as provided in Section 2.5.

2.3 Profit Sharing Bonus. During the term of this Agreement, at the end of each fiscal year, the Board shall set aside ten percent (10%) of the "net profits" as defined by EBITDA or such other appropriate specification of the Company for such fiscal year to establish a Profit Sharing Bonus Pool. The Profit Sharing Bonus Pool shall be divided among the Executive and other Executive Officers on a pro-rata basis based on such factors as responsibilities and duties, salary, or such other basis as shall be determined by the CEO in his discretion. The Profit Sharing Bonus shall be fully vested on the last day of the fiscal year in which the Bonus is earned and shall be payable in cash on or within thirty (30) days after such date unless the Executive has elected to defer the receipt of some or all of such Bonus under the Nonqualified Deferred Compensation Plan as provided in Section 2.5. For purposes of this Agreement, "EBITDA" means, with respect to a given period, the sum of the net income, plus income taxes, plus net interest, plus depreciation and amortization of the Company on a consolidated basis for such period, all as determined in accordance with GAAP, consistently applied.

2.4 Stock Options. The Executive has previously been granted stock options under existing stock options arrangements which shall be fully vested upon effectiveness of the Merger pursuant to the Agreement and Plan of Merger dated June 29, 2004 among Othnet, Inc., Othnet Merger Sub, Inc., and Association of Volleyball Professionals, Inc. The Executive shall receive Management Warrants, as meant in the Association of Volleyball Professionals, Inc./Othnet, Inc. Confidential Private Placement Memorandum dated January 5, 2005, as determined by the Compensation Committee.

2.5 Pension Benefits. During the term of this Agreement, the Executive shall be entitled to participate in all qualified employee pension plans and programs made available to the Company's employees generally, as such plans or programs may be in effect from time to time. In addition, when the Compensation Committee makes the determination that the Company is in a financial position to establish executive benefit arrangements, the Company shall establish a nonqualified supplemental executive retirement plan ("SERP").

2.6 Welfare Benefits. During the term of this Agreement, the Company shall provide the Executive and his dependents with, at Executive's election, either (i) enhanced medical, dental, hospitalization and vision insurance as provided by the Company under the same terms and conditions as such benefits are provided to other Executive Officers; or (ii) the sum of $1,000 per month or the cost of providing the benefits described in subsection (i) above, whichever is greater. When the Compensation Committee makes the determination that the Company is in a financial position to establish executive benefit programs, the Company shall provide the Executive with (i) disability benefits under an individual disability policy providing for "own occupation" coverage which, when combined with any group disability coverage provided by the Company shall replace at least sixty percent (60%) of the Executive's annual Base Salary; (ii) supplemental life insurance protection which, when offset by any benefit provided under the Company's group life insurance plan, shall equal at least one million dollars ($1,000,000), including a bonus to gross up the Executive for the tax cost of such supplemental life insurance protection which shall equal the amount imputed to the Executive divided by one minus the Executive's tax rate; and Long Term Care coverage in an amount reasonably determined by the Compensation Committee and CEO.

2.7 Vacation. During the term of this Agreement, the Executive shall be entitled to not less than (5) five weeks of vacation during each fiscal year of the Company, during which time the Executive's compensation shall be paid in full. The Executive's vacation allowance shall cumulate and to the extent some portion thereof remains unused during the fiscal year in which it is accrued shall be carried over and may be used in any subsequent fiscal year.

2.8 Car Allowance. During the term of this Agreement, Executive shall receive $800.00 a month car allowance or a car lease of equivalent value and shall be reimbursed for gas and other automotive expenses by the Company resulting from business travel.

2.9 Perquisites. The Executive may be entitled to participate in fringe benefit programs provided by the Company, as determined by the CEO in his discretion and such fringe benefit programs may include, cell phone, home and laptop computers, annual physical, reasonable professional and educational allowances, financial services including estate planning services, dependent care assistance and professional, health or country club dues, as determined

by the CEO and subject to the terms, conditions and reasonableness provisions generally applied to all such benefit programs by the Company. To the extent such perquisites are determined to be includable in the Executive's compensation for federal or state income tax purposes, the Company shall pay the Executive a bonus to gross up the Executive for the tax cost of such perquisites which shall equal the amount imputed to the Executive divided by one minus the Executive's tax rate. With respect to the foregoing, the Executive shall be entitled to fringe benefits no less favorable than those benefits accorded to any other executive of the Company (other than the CEO).

2.10 Business Expenses. The Company shall reimburse all reasonable business expenses incurred by Executive in performance of Executive's duties hereunder, including travel and entertainment expenses, in accordance with the Company's policies governing such matters.

3. AT-WILL EMPLOYMENT

Executive's employment pursuant to this Agreement is "at-will". This means that Executive's employment is not for any specified period of time and can be terminated by Executive or the Company at any time with or without advance notice and with or without cause. This also means that Executive's job duties, title, responsibilities, reporting level, compensation and benefits may be reduced with or without notice at any time in the sole discretion of the Board; provided, however, that any such reduction and/or material change in duties shall be deemed to be termination without cause by Company (as provided in Section 4.2 below). Executive acknowledges that the "at-will" nature of his employment and that the "at-will" status of his employment with the Company cannot be changed or modified except through an express and written Board resolution. The "term" of this Agreement shall begin on the effective date and shall end on termination of the Executive's employment for any reason.

4. COMPENSATION AND OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

4.1 For Cause. Should conditions warrant, the Company may terminate this Agreement and Executive's employment hereunder "for cause" (as hereinafter defined) by giving written notice of termination to Executive, which notice shall be effective upon delivery. As used herein, the term "for cause" shall include but is not limited to the following:

- Executive's willful failure or habitual neglect to perform his duties including but not limited to those duties contained in Sections 1.2, 1.3 and 6 of this Agreement, as determined in the sole discretion of the Board; or

- Executive's engaging in any activity or conduct which is specifically precluded by this Agreement, including without limitation any activity intentionally injurious to the Company or any breach of the provisions of this Agreement including without limitation those contained in Sections 1.3 and 6, as determined by the Board in its sole discretion; or

- Executive's conviction of, or pleading nolo contendere to (other than any vehicle traffic offenses) (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude, in each case, where such crime or offense could carry at least a one (1) year prison term; or

- Executive's committing any act of dishonesty against the Company or using or appropriating for his personal use or benefit any funds or properties of the Company, unless such use or appropriation was specifically authorized by the Board in writing; or

- Executive's impairment due to alcohol or other substance abuse which in the reasonable judgment of the Company affects or interferes with, or may affect or interfere with, Executive's performance or capacity to properly discharge his duties; or

- Executive's medical disability which prevents Executive from performing the essential functions of his job with or without reasonable accommodation for more than 120 days or Executive's death.

4.2 Without Cause. Either party, at its option, may terminate this Agreement and Executive's employment hereunder "without cause" (i.e., for any reason not set forth specifically in Section 4.1 above) and at any time in the event that the Board or Executive determines, in its or his sole discretion, that the continuance of this Agreement is not in the best interests of Company or Executive. Such notice shall be in writing and is effective upon delivery.

4.3 Severance.

(a) For Cause. If Executive is terminated "For Cause" as defined in Paragraph 4.1 of this Agreement, Executive shall be entitled to all compensation and benefits earned by him prior to the date of termination as provided elsewhere in this Agreement. Executive shall not be entitled to any further compensation of any type following the date of Executive's termination for cause, other than as may be specifically payable under the terms of a benefit plan.

(b) Without Cause. If either party terminates this Agreement "Without Cause" as defined in Paragraph 4.2 of this Agreement, Executive shall be entitled to all compensation earned by him prior to the date of termination as provided for in this Agreement. In addition, if Executive is involuntarily terminated "Without Cause" by the Company, Executive will receive: (i) a one time Severance Payment in an amount equal to twelve (12) months of Executive's Base Salary; (ii) all perquisites hereunder for a twelve (12) month period; and (iii) continuation of all welfare benefits provided under Section 2.6 for eighteen (18) months after the effective date of termination of employment. The Severance Payment will be made thirty (30) days from the date of Executive's termination from Company.

4.4 Executive's Duties Upon Termination

(a) Return of Company Property. Within one (1) business day of the termination of Executive's employment under this Agreement for any reason, Executive will return all Company property and Proprietary Information and Trade Secrets in Executive's possession to the Company in good working order.

(b) Resignation of Office and Directorship. Within three (3) business days of the termination of Executive's employment under this Agreement for any reason, Executive will take all necessary steps to resign from his office and directorship of the Company and will in fact resign from his position as Officer and Director forthwith.

5. ASSIGNMENT

This Employment Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Employment Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

6. NON-SOLICITATION, UNFAIR COMPETITION COVENANT AND NON-DISPARAGEMENT

6.1 Non-Solicitation and Non-Interference. During the term of this Agreement, and for a period of two (2) years thereafter, Executive shall not, without the written consent of the Company: (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company; (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply Proprietary Information or Trade Secrets of the Company, as defined below, to any third person, firm, corporation or other entity; (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing any business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

6.2 Indirect Solicitation. Executive agrees that, during the term of this Agreement and for a period of two (2) years thereafter, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 6.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.3 Proprietary Information, Trade Secrets and Unfair Competition.

(a) Proprietary Information or Trade Secrets of Others. It is the Company's policy to honor the confidentiality of other entities' Trade Secrets and proprietary information. Accordingly, Executive will not disclose to the Company, or use or induce the Company to use, any proprietary information or Trade Secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers.

(b) Trade Secrets. The term "Trade Secrets" shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, reports, records, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, financial information, the Company's legal, business and financial structure and operations and other confidential and proprietary information or processes which (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The term "Proprietary Information" shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company to Executive including, without limitation, any information which is not publicly known or available upon which the Company business or success depends.

(c) Nondisclosure. Executive acknowledges that disclosure of any Trade Secret, Proprietary or other similar information about the Company by Executive would be damaging to the Company and the growth of its business. As such, Executive agrees and warrants that he will not at any time or in any manner directly or indirectly divulge, disclose or communication in any fashion, to any person or entity, including without limitation, the information about the Company or its products or services which have been learned or discovered by Executive while performing or preparing to perform his duties for the Company, unless compelled to do so by applicable laws. This covenant of nondisclosure and Executive's liability for breach of such covenant shall survive the expiration and termination of this Agreement and Executive's employment with the Company.

6.4 Non-Disparagement. Executive shall not say or do anything disparaging about the Company its products, officers, directors or employees, unless compelled to do so by subpoena under applicable laws. This covenant against disparagement shall survive Executive's employment pursuant to this Agreement.

7. INJUNCTIVE RELIEF

Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 1.3 and 6 of this Agreement, the Company would suffer great and irreparable harm, injury and

damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 1.3 and 6 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder and otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 7 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

8. ARBITRATION

8.1 Except as provided in Section 8.5 below, Executive agrees that any claims, dispute or controversy arising out of, relating to, or in connection with Executive's employment or this Agreement, including the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in Los Angeles County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules") and subject to the California Code of Civil Procedure (including without limitation Section 1283.05 and its mandatory and permissive rights to discovery) or any successor or replacement statute(s). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

8.2 The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts of Los Angeles County located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

8.3 Executive understands that nothing in this Section modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

8.4 EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 8, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS EMPLOYMENT AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH HIS EMPLOYMENT OR THIS AGREEMENT, INCLUDING THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION

THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVES RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(a) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; DEFAMATION; PERSONAL INJURY AND WAGE, HOUR AND BENEFIT CLAIMS;

(b) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE, OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO TITLE VII OF THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE EMPLOYMENT RETIREMENT INCOME AND SECURITIES ACT OF 1974 AND THE FAIR EMPLOYMENT AND HOUSING ACT;

(c) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO TORT CLAIMS OR CLAIMS FOR EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

8.5 The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

8.6 Claims for Workers' Compensation or unemployment insurance shall not be subject to this arbitration.

8.7 The fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company. If either party prevails on a statutory claim which affords the prevailing party their attorneys' fees or where there is a written agreement providing for such fees, the arbitrator may award reasonable attorneys' fees to the prevailing party. The arbitrator shall have the authority to award any damages authorized by law. The award of the arbitrator shall be in writing and shall contain the arbitrator's factual findings, legal conclusions and reasons for the award and shall be final and binding and may be entered as a judgment in any court with jurisdiction over either the Company or Executive. The conclusion and findings of the arbitration and any award shall be kept confidential, and the parties agree to enter into all necessary stipulations to preserve such confidentiality.

9. MISCELLANEOUS

9.1 Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:

Association of Volleyball Professionals, Inc.
6100 Center Drive, Suite 900
Los Angeles, CA 90045
Attention: Chief Operating Officer

With a Copy to:

Paul Severin, Esq.
Loeb & Loeb, LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, CA 90067

If to Executive:

Bruce Binkow
585 35th Street
Manhattan Beach, CA 90266

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

9.2 Entire Agreement. The parties expressly acknowledge their continuing obligations under any trade secret, proprietary information, stock option and restricted stock agreements. Notwithstanding the foregoing, no representations, oral or otherwise, express or, implied, other than those contained in this Agreement have been relied upon by any party to this Agreement. No modification of this Agreement shall be binding unless in writing and signed by the parties. This Agreement, along with any stock option, trade secret, proprietary information or restricted stock agreement between the parties, contains the sole and entire agreement and understanding of the parties with respect to the subject matter of this Agreement. Any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

9.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

9.4 Severability. If any provision (or portion thereof) of this Agreement is held to be invalid, illegal or unenforceable for any reason or in any respect whatsoever, such invalidity, illegality or unenforceability shall not affect any other provisions (or portion thereof) of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.

9.5 Amendment and Waivers. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in a writing signed by both parties hereto. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

9.6 Confidentiality. Executive agrees that the terms of this Employment Agreement will remain confidential, and that he shall not disclose the contents or terms of this Agreement to any other person or entity, except to accountants, financial advisors, attorneys and governmental agencies on a need-to-know basis and in order to comply with applicable laws.

9.7 Further Assurances. The Company and Executive agree to take promptly all actions necessary, proper or advisable as the other may reasonably request to fully carry out the intent and purpose of this Agreement.

9.8 Release. Executive, in consideration for the mutual promises between the parties, hereby fully and unconditionally releases and forever discharges Company and any parent, subsidiary or affiliated entity, and all persons acting by, through, under or in concert with them, and their respective successors and assigns, from and against any and all claims, contentions, debts, liabilities, demands, promises, agreements, costs, expenses (including, but not limited to, attorney's fees), damages, losses, suits, liens, actions or causes of action, of whatever kind or nature, whether in law or equity and whether now known or unknown, based on, arising out of, or in connection with Executive's employment or consultation with Company, except for claims resulting from alleged breaches of the Agreement arising after the date hereof

Waiver of Civil Code Section 1542. This release is intended to cover all claims or possible claims held by Executive, including, but not limited to those claims, demands, liabilities or causes of action arising out of or related to Executive's employment or consultation with Company whether the same are known, unknown, or hereinafter discovered or ascertained. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said Civil Code Section, hereby expressly, knowingly and intentionally waives any rights he may have hereunder, as well as under any other statute or common law principles of similar effect.

9.9 Older Workers Benefit Protection Act. Company and Executive acknowledge and agree that pursuant to the Older Workers' Benefit Protection Act, (i) Executive will have twenty-one (21) days from the receipt of this Agreement in which to consider its terms (including, without limitation, Executive's release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it, (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period, (iii) Executive will have seven (7) days after Executive's execution of this Agreement in which to revoke Executive's acceptance of this Agreement, in which event a written notice of such revocation must be received by Scott Painter on or before the seventh (7th) day, and (iv) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Executive.

9.10 No Admission of Liability. The release contained in Paragraph 9.8 of this Employment Agreement is a compromise of disputed claims and does not in any way constitute an admission by Company of any liability or responsibility, past, present or future, for the matters released by and through this Agreement.

9.11 Indemnification. To the extent permitted by applicable law and the Articles of Incorporation and Bylaws of the Company (as from time to time in effect), and subject to the terms and conditions of any written indemnification agreement the Executive may enter into with the Company, the Company shall indemnify the Executive and hold him harmless with respect to any and all acts or decisions made by him in good faith while performing services for the Company, regardless of whether such services were performed prior to the date of this Agreement or during the term of this Agreement. To the same extent, the Company shall pay on a current basis all expenses, including, without limitation, reasonable attorneys' fees and the amounts of court approved settlements, actually incurred by Executive in connection with the defense of any action suit or proceeding, and in connection with any appeal thereon, brought against the Executive by reason of the Executive's services for the Company. The Company shall use reasonable efforts to obtain, and to maintain in force, officers' and directors' liability insurance, and the Executive shall be protected to the same extent as the Company's other officers and directors under any such insurance purchased by the Company. The obligations of the Company described in this paragraph shall not be subject to the release in Section 9.8 and shall survive the termination of this Agreement and the termination of the Executive's employment with the Company and the Executive shall not be required to release the Company from such obligations in order to receive an severance payments due to the Executive under this Agreement.

9.12 Section 280G. If, at any time, it shall be determined that any payment or compensation provided by the Company to or for the benefit of the Executive under this Agreement or any other plan or arrangement between the Company and the Executive could

result in the payment of an excise tax, interest or penalties pursuant to Section 280G and 4999 of the Internal Revenue Code, then the Company agrees to make commercially reasonable efforts to avoid the application of Section 280G, including but not limited to, having such payment or compensation made contingent upon and presented for vote of such the stockholders of the Company, as may be required by Section 280G(b)(5). If the stock of the Company shall be readily tradable on an established securities market at the time of such payment, the parties agree to negotiate in good faith to avoid or gross up Executive for any excise tax, interest or penalties payable by reason of the application of Section 280G.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"THE COMPANY"

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

[signature]

By: Leonard Armato

Its: CEO + Commissioner

Dated: January 3, 2005, ~~2004~~

"EXECUTIVE"

BRUCE BINKOW

[signature]

Dated: January 3, 2005, ~~2004~~